Exhibit 10.1

ADDENDUM TO STOCK EXCHANGE AGREEMENT

Now comes Nexia Holdings, Inc., a Nevada corporation (“NEXA”), with principal office located at 59 West 100 South, Second Floor, Salt Lake City, Utah, 84101, and AmeriResource Technologies, Inc., a Delaware corporation (“ARRT” formerly “AMRE”), and other shareholders of Green Endeavors LTD., formerly Net2Auction, Inc. (GRNE-formerly NAUC”) , both with principle offices located at 3440 E. Russell Road, Suite 217, Las Vegas, Nevada 89120, the parties to a Stock Exchange Agreement dated in June of 2007, and hereby make the following changes, amendments and addendum to the said agreement:

1.	The parties hereby consent to $171,000 in an obligation represented by a convertible note shall remain the obligation of NAUC following the conclusion of the exchange.
2.	NAUC shall retain not less than 13,060,791 shares of the common stock of BizAuctions, Inc. following the conclusion of the exchange.
3.
NEXA shall deliver a total of 150,000 shares of its Series C Preferred Stock to AMRE in exchange for the delivery of the NAUC shares set forth in the original Stock Exchange Agreement and for the items as set forth above.

4.	Mr. Janovec shall resign as an officer and director of NAUC immediately following his appointment of Mr. Surber to those offices.
5.	The parties shall consider the exchanged to be closed and effective as not later than October 19, 2007, the day following the execution of this addendum.

Agreed and entered into this 18th day of October, 2007

AmeriResource Technologies, Inc.	Nexia Holdings, Inc.
(A Delaware corporation)	(A Nevada corporation)

By: /s/ Delmar Janovec	By: /s/ Richard Surber
Name: Delmar Janovec	Name: Richard Surber
Its: President	Its: President

Delmar Janovec, President & Shareholder of
Net2Auction, Inc. (NAUC) now known as
Green Endeavors, LTD.

/s/ Delmar Janovec